Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK, LISTING ON NYSE AMEX AND EFFECTIVENESS OF REVERSE STOCK SPLIT

Denver, Colorado – November 5, 2010 – Triangle Petroleum Corporation (the “Company”) (AMEX: TPLM; TSXV: TPO), an oil and gas exploration and production company with assets in North Dakota and Nova Scotia, announced the pricing of an underwritten public offering of 10,800,000 shares of its common stock at a price to the public of $5.50 per share. The net proceeds to the Company from this offering are expected to be approximately $54.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about November 10, 2010, subject to customary closing conditions. The Company has also granted the underwriter a 30-day option to purchase up to an additional 1,620,000 shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by the Company.

The Company also announced that, effective as of November 5, 2010, its common stock will begin trading on the NYSE Amex under the symbol “TPLM.” In connection with its listing on the NYSE Amex, the Company’s common stock will cease trading on the OTC Bulletin Board and will continue trading on the TSX Venture Exchange but will change its symbol on that exchange from “TPE” to “TPO.” Furthermore, the Company’s previously announced 1-for-10 reverse stock split will also be effective for trading purposes as of November 5, 2010. The listing of the Company’s common stock on the NYSE Amex and the effectiveness of the reverse stock split were conditions to the proposed offering.

The Company intends to use the net proceeds from this offering to fund its drilling and development expenditures, leasehold acquisitions, including the previously announced purchase in Williams County, North Dakota, and general corporate purposes, including working capital.

Johnson Rice & Company L.L.C. is acting as sole book-running manager in the offering. A registration statement on Form S-1 relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Johnson Rice & Company L.L.C. at 639 Loyola Ave., Suite 2775, New Orleans, Louisiana 70113, (504) 525-3767, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state, province or other jurisdiction in which such offer, solicitation or sale is not permitted.

For more information contact:

Jonathan Samuels, Chief Financial Officer

E-mail: info@trianglepetroleum.com

Telephone: (303) 260-7125

About Triangle

Founded in 2006, Triangle Petroleum Corporation (AMEX: TPLM; TSXV: TPO) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and approximately 13,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations.

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